Exhibit 99.1

FiscalNote and Duddell Street Acquisition Corp. Announce
Expanded Access to Capital and Further Enhancements to
Transaction in Advance of Closing of Business Combination

FiscalNote Secures up to $250 million in Capital, Representing Strong Institutional
Support and Validation of FiscalNote’s Long-Term Growth Plan

Enhancements to Business Combination Agreement Provide Additional Benefits to
Duddell Street and FiscalNote Shareholders

Company Reiterates FY2022 Revenue Growth Targets

Washington, D.C. - Monday, May 9, 2022 -- FiscalNote Holdings, Inc., ("FiscalNote"), a leading AI-driven enterprise SaaS company that delivers legal and regulatory data and insights, and Duddell Street Acquisition Corp. ("Duddell Street" or “DSAC”) (Nasdaq: DSAC), a publicly-traded special purpose acquisition company, today announced FiscalNote’s signing of a commitment letter for a significantly upsized credit facility, with Runway Growth Capital, ORIX Growth Capital, and Atalaya Capital Management, providing for up to $250 million in senior debt funding, as well as enhancements to the Business Combination Agreement such as the establishment of a bonus pool for non-redeeming DSAC shareholders.

The expanded credit facility will provide a 5-year senior secured term loan of up to $250 million, including an aggregate principal amount of $150 million financing committed at closing with an additional accordion facility for $100 million, subject to certain conditions.1 Proceeds at closing are expected to be used to drive the company’s growth through an acceleration of investment in go-to-market and other capabilities, fund the company’s successful M&A strategy, and refinance certain existing indebtedness of FiscalNote. The new credit facility replaces the previously announced PIPE with a flexible source of funding with an attractive cost of capital that can expand as the company grows.

In addition, FiscalNote and DSAC are allocating, on a pro rata basis, the 10 million shares previously reserved for the PIPE into a bonus pool available exclusively to non-redeeming DSAC public shareholders and backstop providers, with existing FiscalNote equity holders retaining approximately 75% pro forma equity ownership in the post-business combination company.

The parties also have expanded the scope of the existing earnout structure, providing existing FiscalNote equity holders the opportunity to receive additional shares of common stock of the combined company if certain stock price growth targets are achieved.

The company currently remains on pace to achieve its growth targets and is reiterating its revenue guidance for FY2022.

1 The facility will have a 5-year term, accrue interest at the greater of the Prime Rate plus 5.0% and 9.0% (plus 1.0% PIK interest), and provide for customary affirmative and negative covenants.

“This incremental capital represents a tremendous opportunity for shareholders and is an accomplishment for FiscalNote, while marking yet another impactful milestone in securing our long-term success as a publicly-traded company,” said Tim Hwang, CEO & Co-founder of FiscalNote. “It’s a strong validation from leading financial partners who share a deep confidence in our global mission, growth plan, and business proposition. We look forward to leveraging this facility to execute on our growth strategy, lower our cost of capital, and drive long-term value.”

“The new facility, combined with the revised transaction structure, reaffirms FiscalNote and Duddell Street’s joint commitment to drive long-term value creation for all shareholders,” said Manoj Jain, CEO of Duddell Street, and Co-Chief Investment Officer of Maso Capital. “FiscalNote continues to execute on its growth strategy, and with significant funding from global partners, we believe the company has the foundation it needs to achieve its organic and M&A targets. Overall, these enhancements represent responsible and effective financial stewardship of the company through a sustainable and beneficial capital structure.”

Business Combination Agreement Details
FiscalNote previously announced plans to become a publicly-traded company through a business combination agreement with Duddell Street Acquisition Corp. (Nasdaq: DSAC). Completion of the proposed business combination is subject to Duddell Street's registration statement on Form S-4 (the "Registration Statement") being declared effective by the Securities & Exchange Commission ("SEC"), the approval of the proposed business combination by Duddell Street's shareholders, and other customary closing conditions. The SEC is continuing its regulatory review process in connection with the Registration Statement. Once this review is completed, the parties will seek the required shareholder approvals and proceed to close the proposed business combination, with a target closing date in Q2 of this year.

About FiscalNote
FiscalNote is a leading global technology provider of legal and policy data and insights. By combining AI capabilities, expert analysis, and legislative, regulatory, and geopolitical data, FiscalNote is reinventing the way that organizations minimize risk and capitalize on opportunity. Home to CQ, Roll Call, Oxford Analytica, and VoterVoice, FiscalNote empowers clients worldwide to monitor, manage, and act on the issues that matter most to them. To learn more about FiscalNote and its family of brands, visit FiscalNote.com and follow @FiscalNote.

About Duddell Street Acquisition Corp.
Duddell Street Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Duddell Street is sponsored by Hong Kong-based hedge fund Maso Capital. Since inception, Maso Capital has invested in more than one thousand companies and situations across multiple sectors and geographies. Leveraging its stature and reputation in Hong Kong and its experienced investment team, Maso Capital has had investments in a number of TMT, healthcare, fintech and consumer companies in the region. For more information, please visit DSAC.co.

Contacts:

Media

FiscalNote
Nicholas Graham
press@fiscalnote.com

Investors

ICR, Inc. for FiscalNote
Sean Hannan
IR@fiscalnote.com

Duddell Street Acquisition Corp.
Sam Joshi
IR@masocapital.com

Additional Information and Where to Find It

In connection with its proposed business combination with FiscalNote, Duddell Street Acquisition Corp. (Nasdaq: DSAC) ("Duddell Street") has filed relevant materials with the SEC, including the Registration Statement, which includes a proxy statement/prospectus of Duddell Street, and will file other documents regarding the proposed business combination with the SEC. Duddell Street's shareholders and other interested persons are advised to read the preliminary proxy statement/prospectus and the amendments thereto and, when available, the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about FiscalNote, Duddell Street and the proposed business combination. Promptly after the Registration Statement is declared effective by the SEC, Duddell Street will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the business combination and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and shareholders of Duddell Street are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed business combination. The documents filed by Duddell Street with the SEC may be obtained free of charge at the SEC's website at www.sec.gov.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

Duddell Street and its directors and executive officers may be deemed participants in the solicitation of proxies from its shareholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Duddell Street will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov. Information about Duddell Street's directors and executive officers and their ownership of Duddell Street shares is set forth in Duddell Street's prospectus, dated October 28, 2020. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

FiscalNote and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Duddell Street in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will," "are expected to," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "pro forma," "outlook" or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding FiscalNote's industry and market sizes, future opportunities for FiscalNote and Duddell Street, FiscalNote's estimated future results and the proposed business combination between Duddell Street and FiscalNote, including pro forma market capitalization, pro forma revenue, the expected transaction and ownership structure and the likelihood, timing and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of Duddell Street's and FiscalNote's managements and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond Duddell Street's or FiscalNote's control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. Except as required by law, Duddell Street and FiscalNote do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.